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                                                                    EXHIBIT 10.1


                          GEORGIA-PACIFIC CORPORATION

                    DIRECTOR'S GROUP LIFE INSURANCE PROGRAM

Georgia-Pacific proposes to provide $50,000 of group term life insurance for each outside director. Such coverage would be provided through a separate group life insurance contract with Prudential Insurance Company, the carrier for our regular salaried employee group life insurance plan. Contracts would be combined only for experience rating purposes.

The premium charge would be $1.17 per $1,000 of coverage per month, a rate which reflects the attained age of the affected directors and the experience rate which the Georgia-Pacific salaried plan currently enjoys. Therefore, the premium charged paid by Georgia-Pacific for $50,000 coverage will be $58.50 per month ($702 per year).

Since outside directors cannot be classified as employees, they probably do not enjoy the tax shelter provided in Section 79 of the Internal Revenue Code. Taxable value to the director is probably the premium to be paid by Georgia-Pacific ($702 per year) but each outside director should consult his own tax adviser for a personal determination.

Group term life insurance is payable in the event of death from any cause at any time or place. It accrues no cash or permanent values and will terminate when the individual ceases to be a director.

The insurance carrier is not willing to offer an Accidental Death and Dismemberment (double indemnity) feature so the amount payable would be $50,000 for death from either natural or accidental causes. Coverage would include the usual conversion privilege which allows purchase of an individual policy at "standard" rates for the individual's attained age without a physical examination upon termination of the group coverage.